SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                              GRILL CONCEPTS, INC.
              ---------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                                13-3319172
 --------------------------                                 --------------------
(State or other jurisdiction                                   (IRS Employer
    of incorporation)                                       Identification No.)

  11661 San Vicente Blvd., Ste. 404, Los Angeles, California         90049
  ----------------------------------------------------------     --------------
         (Address of Principal Executive Offices)                   (Zip Code)


                     GRILL CONCEPTS, INC. 1998 COMPREHENSIVE
                           STOCK OPTION AND AWARD PLAN
                     ---------------------------------------
                            (Full title of the plan)

                                                              Copy to:
                   Robert Spivak                           Michael Sanders
               Grill Concepts, Inc.                      Vanderkam & Sanders
              11661 San Vicente Blvd.                      440 Louisiana
                     Suite 404                                Suite 475
            Los Angeles, California 90049                Houston, Texas 77002
                  (310) 820-5559                            (713) 547-8900
            ----------------------------
            (Name, address and telephone
            number of agent for service)

     Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                                                       Proposed
                                                             Proposed maximum          maximum           Amount of
          Title of securities             Amount to be      offering price per    aggregate offering    registration
           to be registered              registered (1)          share (2)              price                fee
--------------------------------------- ----------------- ------------------- --------------------- ----------------
Common Stock, $.00001 par value             750,000            $1.4375            $ 1,078,125          $ 318.05
--------------------------------------- ----------------- ------------------- --------------------- ----------------


(1) Plus such additional number of shares as may hereafter become issuable pursuant to the Grill Concepts, Inc. 1998 Comprehensive Stock Option and Award Plan (the "Plan") in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price, for shares subject to outstanding options granted by the Company under the Plan and (b) the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq Small-Cap Market for June 16, 1998, for shares reserved for future issuance pursuant to the Plan (pursuant to Rule 457(c) under the Securities Act).

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


     The  information  required  by Part I of Form  S-8 to be  contained  in the
Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the introductory Note to
Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following  documents filed with the Securities and Exchange  Commission
(the   "Commission")  are  incorporated  by  reference  into  this  Registration
Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 28, 1997.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including the Company's Quarterly Report on Form 10-QSB for the quarter ended March 29, 1998.

     (c) The description of securities included in Form 8-A declared effective by the Commission on March 21, 1994 (Commission File No. 0-23226).

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware(the "GCL"), as amended, gives Delaware corporations the power to indemnify each of their present and former directors or officers under certain circumstances, if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     The Registrant's Certificate of Incorporation provides that no director of the Registrant shall be liable for any breach of fiduciary duty, except to the extent that the GCL prohibits the limitation of liability of directors for breach of fiduciary duty.

     The Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     The Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the GCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

  5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered

  23.1    Consent of Vanderkam & Sanders (included in Exhibit 5.1)

  23.2    Consent of Coopers & Lybrand L.L.P.

  99.1(1) Grill  Concepts,  Inc. 1998  Comprehensive  Stock Option and Award
          Plan

----------------

(1) Incorporated by reference to Exhibit A to Registrant's Proxy Statement for the Annual Meeting of Shareholders on June 12, 1998, dated April 27, 1998.

ITEM 9. UNDERTAKINGS

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 19th day of June, 1998.

                                                    GRILL CONCEPTS, INC.


                                                    By: /s/ Robert Spivak
                                                       ------------------------
                                                       ROBERT SPIVAK, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

    Signatures                  Title                                   Date
    ----------                 -------                                 ------

 /s/ Robert Spivak        President, Chief Executive Officer      June 19, 1998
-----------------------   and Director (Principal Executive
ROBERT SPIVAK             Officer)


                           Chairman of the Board                  June   , 1998
-----------------------                                               ---
ROBERT WECHSLER


 /s/ Ben Sumner            Treasurer and Chief Financial Officer  June 19, 1998
-----------------------    (Principal Financial and Accounting
BEN SUMNER                  Officer)


 /s/ Michael Weinstock     Executive Vice President and Director  June 19, 1998
-----------------------
MICHAEL WEINSTOCK

                           Director                               June   , 1998
-----------------------                                               ---
RICHARD SHAPIRO

 /s/ Charles Frank         Director                               June 19, 1998
-----------------------
CHARLES FRANK

 /s/ Glenn Golenberg       Director                               June 19, 1998
-----------------------
GLENN GOLENBERG


                           Director                               June   , 1998
-----------------------                                               ---
PETER BALAS